EXHIBIT 10.21

SEPARATION AND GENERAL RELEASE AGREEMENT

1. This agreement (“Agreement”) is made between Jim Nuccitelli (“Employee”) and Varolii Corporation. (“Company”) and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (“Releasees”).

2. Releasees and Employee desire to, among other things, conclude the separation of Employee as an employee of the Company, and any positions with any subsidiaries, affiliates and plans of the Company, in an amicable way and outline conditions for which separation compensation may be paid.

3.

A. Effective December 21, 2007, Employee’s employment with the Company will be terminated and all benefits cease on that date unless provided otherwise by this Agreement or by law. In connection with this separation, the Company agrees not to challenge or deny any claims made by Employee for unemployment benefits.

B. The Company shall retain Employee’s services as a consultant commencing on December 22, 2007 and ending February 29, 2008. Employee will render such services to the Company as an independent contractor. Employees consulting services will consist of performing sales training under the direction of (and such duties and acts as may be reasonably requested by) the Company’s Executive Vice President, Sales and Marketing. Employee will make himself available to perform such services for forty (40) hours per month. The Company shall pay Employee at the rate of $100 per hour for the services. Subject to prior approval by the Company, the Company will reimburse Employee for reasonable and necessary out-of-pocket costs incurred while performing the services. Employee will keep complete written records of the services provided and shall invoice the Company by the 10th day of the following month for the services performed in the previous month. Employee agrees that he will be responsible for the payment of all taxes and withholding on any amounts paid to Employee in connection with the services.

4. Employee acknowledges that due to the position Employee occupied and the responsibilities Employee had at Company, Employee received confidential information concerning Company’s products, procedures, customers, sales, prices, contracts, and the like. Employee hereby promises and agrees that:

(i) unless compelled by legal process, Employee will not disclose to others and will keep confidential all information Employee has received while employed by Company concerning Company’s products and procedures, the identities of Company’s customers, Company’s sales, Company’s prices, the terms of any of Company’s contracts with third parties, and the like.

(ii) for eighteen (18) months following February 29, 2008, Employee will not, directly or indirectly,

a.

engage or participate in any business that is competitive in any manner with the business of Company, as a director, officer, advisor or contractor or in any other capacity with respect to any such competitive business, or otherwise work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during Employee’s tenure with the Company and (b) on which Employee worked or about which Employee learned confidential information during Employee’s employment with the Company;

b.	solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to Employee, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development during Employee’s employment with the Company; and

c.	solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for Employee or any other person or entity.

(iv) except, as expressly provided for in this Agreement nothing herein will affect the provisions of, and Employee will continue to comply with, the terms of any Proprietary Information and Inventions Agreement or similar agreement Employee has executed with the Company.

5.

A. In consideration for the release of claims and other obligations set forth in this Agreement, and provided that (i) this Agreement is signed and not revoked by Employee and (ii) Employee has not breached this Agreement or otherwise violated the terms of his employment with the Company, the Company agrees to pay Employee (a) the equivalent of his regular salary through June 15, 2008 and (b) his commissions and performance bonus earned for the current calendar year for objectives or business results actually achieved thru December 31, 2007, as severance pay less any PTO overages and applicable state and federal payroll deductions. These amounts will be paid as per the Company’s regular payroll processing schedule.

B. Company agrees to pay Employee’s and his dependent’s medical, dental and vision premiums at Employee’s current level through June 30, 2008 under the Consolidated Omnibus Reconciliation Act (“COBRA”). Company will discontinue paying for Employee’s COBRA coverage if Employee becomes eligible for other healthcare coverage prior to June 30, 2008. Employee is required to notify Company within 10 business days if such other coverage begins.

C. Company hereby agrees, subject to Board approval, to waive or modify the provisions of Employee’s stock options, as necessary, to provide that Employee shall have ninety (90) days following December 21, 2007 to exercise each such option. Except for this waiver or modification, all other terms of the stock options will remain the same.

D. Employee acknowledges that Employee is receiving the compensation outlined in this section in consideration of the promises and obligations herein and for waiving Employee’s right to claims referred to in this Agreement, and that Employee would not otherwise be entitled to payment in the manner outlined herein.

6. In exchange for the above described compensation, Employee fully, forever and unconditionally gives up, waives and releases and covenants not to sue on any and all claims, charges, complaints, rights, demands, costs, expenses, grievances or promises of any and every kind Employee may have up to and thru the date of termination of employment against Releasees and related persons, including but not limited to any and all claims for unreimbursed expenses, age discrimination, race or national origin discrimination, physical handicap and medical condition discrimination, breach of contract or wrongful termination from employment under state and federal laws, including but not limited to the United States Civil Rights Act as amended, 42 U.S.C. Section 2000e et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); the False Claims Act; the Family Medical Leave Act; and applicable state employment laws including but not limited to the Washington Law Against Discrimination and the Industrial Insurance Act of Washington.

7. Employee agrees that by signing this Agreement and accepting the above described consideration, Employee gives up any and all rights Employee may have to file a claim or complaint of any kind against Releasees or any related persons. Employee therefore specifically and freely waives any and all claims regardless of whether Employee knows or suspects such claims exist at the time of executing this Agreement. Notwithstanding anything to the contrary herein, the release and waiver in Sections 6 and 7 of this Agreement shall not apply in any way that limits the Employee’s right to exercise Employee’s stock options pursuant to their terms.

8. Employee represents, warrants and acknowledges to the Company that (i) Employee has not suffered nor aggravated any known on-the-job injuries for which he not already filed a claim and (ii) assuming receipt of full payment of wages, commissions, bonus and PTO accrued thru December 21, 2007 Employee has been fully compensated by the Company for all amounts owed to him for wages, salaries, bonuses, health benefits, vacation, expenses, and any other form of compensation and benefits.

9. Employee represents and warrants to the Company that as of December 21, 2007 he will have returned to the Company all property of the Company and all property related to the Company’s business, in the custody or control of Employee, in whatever form, including, but not limited to, documents, books, records, reports, contracts, lists, computer disks, files, keys, business plans and forecasts, financial information, computer, cell phone, and any materials of any kind that contain or embody any proprietary or confidential information of the Company provided, however, that Employee may retain his laptop computer through February 29, 2008.

10. Employee agrees that this Agreement is private and that Employee will not discuss the fact that it exists or its terms with anyone else except Employee’s legal advisor or tax accountant, representatives of Varolii who have knowledge of this Agreement, or as required by law.

11. Employee agrees not to disparage the Company and the Releasees, and the Company agrees not to disparage Employee, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and Company will respond accurately and fully to any question, inquiry, or request for information when required by legal process.

12. Employee and Company agree that if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect (“AAA’s National Rules”). In the event that such a dispute arises, counsel for both Employee and Company will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA’s National Rules shall govern. Unless otherwise agreed to by Employee and Company, the arbitration shall take place in AAA’s office closest to the Company’s Seattle, Washington office.

13. Employee and Company acknowledge that Employees services were of a special and unique character and nature and that a breach of Sections 4, 10 and 11 of this Agreement or of Employee’s Proprietary Information and Inventions Agreement may cause irreparable injury and damage to the Company. In the event of such a breach, the Company shall be entitled to a temporary restraining order and injunctive relief.

14. This Agreement sets forth the entire agreement between Employee and the Company and Releasees with respect to the subject matter of this Agreement. No one has promised Employee anything that is different from what is set forth in this Agreement. No other promises or agreements shall be binding upon Employee or Releasees with respect to the subject matter of this Agreement unless separately agreed to in writing.

15. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that (a) Employee’s waiver or release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised of Employee’s right to consult an attorney before Employee signs this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); and (d) Employee has the right to revoke this Agreement within seven (7) days of signing it. To revoke this Agreement, employee must send a written letter by certified mail to: Varolii Corporation, Attention: Rebecca Clements, 821 Second Avenue, Suite 1000 – 10th Floor, Seattle, WA 98104. This Agreement will become null and void if both parties have not executed it prior to December 28, 2007.

16. This Agreement has been made in the State of Washington and Washington law applies to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part.

17. This Agreement shall become “effective” on the eighth calendar day after Employee signs it, if it has not been revoked.

/s/ James Nuccitelli	12/20/07
Jim Nuccitelli	Date

/s/ Nicholas Tiliacos	12/20/07
Nicholas Tiliacos, Chief Executive Officer	Date